Exhibit 99.1

Howard Bancorp, Inc. Announces Closing of Public Offering and Full Exercise of Option to Purchase Additional Shares

ELLICOTT CITY, Md.--(BUSINESS WIRE)--February 1, 2017--Howard Bancorp, Inc. (Nasdaq: HBMD) (the “Company”), the parent company of Howard Bank, today announced the closing of its previously announced underwritten public offering, including the exercise in full by the underwriters of their option to purchase an additional 360,000 shares, at the public offering price of $15.00 per share. The exercise of the option to purchase additional shares brought the total number of shares of common stock sold by the Company to 2,760,000 shares and increased the amount of gross proceeds raised in the offering, before underwriting discounts and estimated expenses of the offering, to approximately $41.4 million.

Raymond James & Associates, Inc. served as bookrunning manager and Stephens Inc. served as lead manager.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The offering was made by means of a prospectus and prospectus supplement, copies of which may be obtained by visiting the SEC website at www.sec.gov or by contacting: Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716, (800)-248-8863 or by email at prospectus@raymondjames.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Howard Bancorp, Inc.

Howard Bancorp, Inc. is the parent company of Howard Bank, is a Maryland-chartered trust company operating as a commercial bank. Headquartered in Ellicott City, Maryland, Howard Bank operates a general commercial banking business through its 13 branches located throughout the Greater Baltimore Metropolitan Area. It had consolidated assets of approximately $1.0 billion at December 31, 2016. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its Web site at www.howardbank.com.

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, Chief Financial Officer
410-750-0020